                     SECURITIES  AND  EXCHANGE  COMMISSION
                            WASHINGTON, D.C.  20549

                               ---------------

                                   FORM  8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF

                        SECURITIES EXCHANGE ACT OF 1934

                               ---------------

                 DATE OF EARLIEST EVENT REPORTED: APRIL 7, 1997


                        SANTA FE ENERGY RESOURCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



        DELAWARE                      1-7667                    36-2722169
(STATE OR OTHER JURISDICTION   (COMMISSION FILE NO.)          (I.R.S. EMPLOYER
    OF INCORPORATION)                                        IDENTIFICATION NO.)



             1616 SOUTH VOSS ROAD, SUITE 1000, HOUSTON, TEXAS 77057
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)  (ZIP CODE)


      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (713) 507-5000


================================================================================

ITEM 5.   OTHER EVENTS

Santa Fe Energy Resources (NYSE:SFR) today announced that the Company has called for redemption all outstanding shares of its $.732 Series A Convertible Preferred Stock (the "DECS") (NYSE:SFRprA) effective May 15, 1997. The redemption price, which will be payable in shares of SFR Common Stock other than cash in lieu of fractional shares, will be .6773 of a share of SFR Common Stock for each DECS share. However, holders of the DECS who exercise their right of conversion prior to the close of business on May 15, 1997, will receive .8474 of a share of SFR Common Stock for each DECS share. There are currently 10,700,000 shares of the DECS outstanding.

Santa Fe Energy also announced that during the period commencing April 7, 1997 and ending on July 15, 1997, the conversion rate on the Company's outstanding shares of Convertible Preferred Stock, Series 7% (the "7% Preferred") (NYSE:SFRpr) will be increased from the current rate of 1.3913 shares of SFR Common Stock per share of 7% Preferred to a conversion rate of 1.8519 shares of SFR Common Stock per share of 7% Preferred. There are approximately 1,230,000 shares of the 7% Preferred currently outstanding.

Notice of the call for redemption of the DECS and of the increased conversion rate of the 7% Preferred is being sent to the shareholders of record of each issue.

Santa Fe Energy Resources is an independent oil and gas exploration and production company with headquarters in Houston, Texas. It has production in the United States, Argentina and Indonesia with additional exploration activities in several other regions of the world. Its common stock is traded on the New York Stock Exchange under the symbol SFR. Its $.732 Series A Convertible Preferred Stock (the DECS) is traded on the New York Stock Exchange under the symbol SFRprA, and its Convertible Preferred Stock, Series 7% is traded on the New
York Stock Exchange under the symbol SFRpr.

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        SANTA FE ENERGY RESOURCES, INC.




                                        By:   /s/ DAVID L. HICKS
                                           ----------------------------------
                                                  David L. Hicks
                                                Vice President - Law
                                                and General Counsel


Date:  April 10, 1997





                                      -3-